EXHIBIT 10.11

STANDBY PURCHASE AGREEMENT

THIS AGREEMENT (the “Agreement”) has been entered into as of the 26th day of February, 2004, by and among Microcell Telecommunications Inc. (“Microcell”), a corporation existing under the laws of Canada, and COM Canada, LLC, a Washington limited liability company (“COM Canada”);

WHEREAS Microcell proposes to offer Rights to the holders of record of its Shares on the Record Date entitling such holders to subscribe for an aggregate of 4,519,636 Class B Shares at the Subscription Price upon the exercise of such Rights;

WHEREAS COM Canada proposes to act as the exclusive standby purchaser to purchase any and all of the Class B Shares that are not otherwise purchased under the Rights Offering;

WHEREAS to the extent COM Canada purchases less than $50 million of Class B Shares as a standby purchaser in connection with the Rights Offering, Microcell proposes to issue and sell to COM Canada, and COM Canada proposes to purchase from Microcell, at the Subscription Price, Basic Shares having an aggregate subscription price equal to the deficiency; and

WHEREAS Microcell proposes to offer COM Canada Warrants to purchase Warrant Shares in connection with the transactions set forth above;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed as set forth below.

ARTICLE I

INTERPRETATION

1.1	Definitions. In this Agreement and in the recitals hereto, unless something in the subject matter is inconsistent therewith:

       “Additional Subscription Privilege” means the entitlement of a holder of Rights, who has exercised his Rights in full, to subscribe for additional Class B Shares (if such are available) pursuant to the Rights Offering, as such entitlement will be further detailed in the Prospectus;

       “Basic Shares” means that number of Class B Shares equal to the excess, if any, of (A) $50 million divided by the Subscription Price, less (B) the number of Standby Shares;

       “Basic Warrant Shares” means that number of Class B Shares equal to the number of Basic Shares;

       “Business Day” means any day, other than a Saturday or a Sunday, upon which banks are open for business in the City of Montreal;

       “Class B Shares” means Class B Non-Voting Shares in the share capital of Microcell;

       “Closing Date” means two Business Days following the Expiry Time;

       “COM Canada” means COM Canada, LLC, a Washington limited liability company;

       “Exercise Price” means $22 per Class B Share;

       “Expiry Time” means 5:00 p.m. (Montreal time) on the date set forth in the Final Prospectus, such date and time being the date and time on which the Rights shall expire and become null and void and such date being expected to be on or about the 21st day after the date the Final Prospectus is sent to holders of Shares as of the Record Date;

       “Final Prospectus” means the final prospectus to be filed by Microcell with the Securities Commissions in connection with the offer and sale of the Securities and in respect of which the Securities Commissions have issued a receipt (or analogous decision document) to Microcell;

       “Governmental Entity” means any (i) multinational, federal, provincial, territorial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

       “Intervenor” means Eagle River Investments, LLC, a Washington limited liability company that is under common control with COM Canada;

       “Laws” means any and all applicable laws including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, instruments, policies, guidelines, and general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which the word is used;

       “Material Adverse Change” means any change, development, event or occurrence with respect to the business, condition (financial or otherwise), properties, assets, liabilities, operations, or results of operations or prospects of Microcell and its subsidiaries, on a consolidated basis, that is, or would reasonably be expected to be, material and adverse to Microcell and its subsidiaries, on a consolidated basis;

       “Microcell” means Microcell Telecommunications Inc., a corporation existing under the laws of Canada;

       “Misrepresentation” has the meaning ascribed to such term at Section 5 of the Securities Act (Québec);

       “Person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, association, trust, estate, custodian, trustee, executor, administrator, nominee or other entity or organization, including a Governmental Entity or political subdivision or an agency or instrumentality thereof;

       “Preferred Shares” means, collectively, the First Preferred Voting Shares, First Preferred Non-Voting Shares, Second Preferred Voting Shares and Second Preferred Non-Voting Shares in the share capital of Microcell;

       “Prospectus” means, collectively, the preliminary prospectus dated on or about the date hereof (the “Preliminary Prospectus”) that is being filed with the Securities Commissions in connection with the Rights Offering, including the offer and sale of the Securities, and the Final Prospectus;

       “Public Documents” means (i) the annual report of Microcell filed on Form 20-F with the SEC on June 27, 2003, (ii) the interim unaudited consolidated financial statements of Microcell for the three and six month periods ended June 30, 2003, together with the interim Management’s Discussion and Analysis pertaining thereto, (iii) the interim unaudited consolidated financial statements of Microcell for the three and nine month periods ended September 30, 2003, together with the interim Management’s Discussion and Analysis pertaining thereto, (iv) the preliminary Form F-1 Registration Statement filed by Microcell with the SEC on November 28, 2003, (v) the consolidated audited financial statements of Microcell for the year ended December 31, 2003, and (vi) all material change reports filed by Microcell on SEDAR that relate to material changes that occurred subsequent to May 1, 2003;

       “Qualifying Jurisdictions” means all of the provinces and territories of Canada;

       “Qualifying U.S. Holders” means Persons that are the holders of record of Shares on the Record Date and that are “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act or institutional “accredited investors” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act;

       “Record Date” means the record date for the purpose of the Rights Offering that will be established by Microcell in the Final Prospectus, which is expected to be the seventh trading day subsequent to the date upon which regulatory approval of the Final Prospectus is received from all of the Securities Commissions, or as soon as practicable thereafter;

       “Registration Statement” means a registration statement on Form F-3 filed by Microcell under the Securities Act with the SEC in respect of the offer and sale by COM Canada of the Standby Shares, the Basic Shares, the Warrants and the Warrant Shares;

       “Rights” means the transferable rights to subscribe for Class B Shares offered by Microcell pursuant to the Rights Offering, with each (5) Rights entitling the holder thereof to subscribe for one (1) Class B Share at the Subscription Price;

       “Rights Offering” means the offering by Microcell of Rights to the holders of Shares on the Record Date to purchase up to an aggregate of 4,519,636 Class B Shares at the Subscription Price;

       “SB Warrant Shares” means that number of Class B Shares equal to the greater of (A) the sum of (i) the number of Standby Shares, and (ii) 1,704,545 Class B Shares, or (B) the number of Standby Shares multiplied by 1.75;

       “SEC” means the United States Securities and Exchange Commission;

       “SEDAR” means the System for Electronic Document Analysis and Retrieval (SEDAR) as further described within National Instrument 13-101 of the Canadian Securities Administrators;

       “Securities” means, collectively, the Rights, the Class B Shares issuable upon exercise of the Rights, the Standby Shares, the Basic Shares, the Warrants and the Warrant Shares;

       “Securities Act” means the United States Securities Act of 1933, as amended;

       “Securities Commissions” means, collectively, the securities commissions or similar securities regulatory authorities of the Qualifying Jurisdictions;

       “Securities Laws” means the applicable securities Laws of each of the Qualifying Jurisdictions, the United States (including applicable States) and, as applicable, the rules and policies of the TSX;

       “Shares” means, collectively, the Class A Restricted Voting Shares, Class B Shares and the Preferred Shares of Microcell that are issued and outstanding as of the Record Date;

       “Standby Shares” shall have the meaning set forth in Section 2.2;

       “Subscription Price” shall mean the same price as the Exercise Price;

       “TSX” means the Toronto Stock Exchange;

       “US Wrapper” means that certain private placement memorandum prepared by Microcell in conjunction with the Rights Offering and the Prospectus to permit the Rights and the Class B Shares issuable upon the exercise of such Rights to be distributed to Qualifying U.S. Holders in transactions exempt from the registration requirements of the Securities Act;

       “Warrant Agreement” means the agreement to be entered into by Microcell and COM Canada on the Closing Date, whereby Microcell will issue, and COM Canada will accept, the Warrants, such agreement to be substantially in the form set forth in Schedule A hereto;

       “Warrants” means the warrants to purchase Warrant Shares issued pursuant to the Warrant Agreement; and

       “Warrant Shares” means that number of Class B Shares equal to the sum of the Basic Warrant Shares and the SB Warrant Shares.

1.2	Headings, etc. The division of this Agreement into articles, sections, paragraphs and clauses and the provision of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular article, section, paragraph, clause or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to articles, sections, paragraphs or clauses are to articles, sections, paragraphs or clauses of this Agreement.

1.3	Plurality and Gender. Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and the words importing persons shall include individuals, partnerships, trusts, corporations, governments and governmental authorities and vice versa.

1.4	Currency. Unless otherwise specifically stated, all references to dollars and cents in this Agreement are to the lawful currency of Canada.

1.5	Governing Law. This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein. Each party (which term shall, for the purposes of this Agreement, include the Intervenor), hereby unconditionally and irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Québec in respect of all matters arising out of this Agreement, the Warrants and the Warrant Agreement.

1.6	Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect. The parties hereto agree to negotiate in good faith a substitute provision which shall be as close as possible to the intention of any invalid or unenforceable provision as may be valid or enforceable. The invalidity or unenforceability of any provision in any particular jurisdiction shall not affect its validity or enforceability in any other jurisdiction where it is valid or enforceable.

1.7	Statutes. Any reference to a statute, act or law shall include and shall be deemed to be a reference to such statute, act or law and to the regulations, instruments and policies made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute, act or law that may be passed which has the effect of supplementing or superseding such statute, act or law so referred to.

ARTICLE II

STANDBY COMMITMENT

2.1	Conduct of Rights Offering. Subject to and in accordance with the terms hereof, as soon as practicable after the date hereof, Microcell agrees to offer, in accordance with Securities Laws, the Rights and the Class B Shares issuable upon the exercise of the Rights (i) pursuant to the Prospectus to Persons that are the holders of record of Shares in the Qualifying Jurisdictions, and (ii) pursuant to the US Wrapper to Qualifying U.S. Holders.

2.2	Standby Commitment. Subject to and in accordance with the terms hereof, Microcell agrees that COM Canada shall act as the exclusive standby purchaser for such Rights Offering and Microcell shall sell to COM Canada, and COM Canada shall purchase on the Closing Date, all of the Class B Shares that were not otherwise subscribed to in the Rights Offering by holders of Rights prior to the Expiry Time (and, for greater certainty, COM Canada shall purchase Class B Shares hereunder only to the extent that such Class B Shares were not otherwise subscribed to by a holder of Rights prior to the Expiry Time, including pursuant to his or her Additional Subscription Privilege) (the “Standby Shares”).

2.3	Basic Shares and Warrant Agreement. Subject to and in accordance with the terms hereof, on the Closing Date (i) Microcell shall issue and sell to COM Canada and COM Canada shall purchase, at the aggregate Subscription Price for such shares, the Basic Shares, and (ii) Microcell and

COM Canada shall enter into the Warrant Agreement whereby Microcell shall issue the Warrants to COM Canada.

2.4	Payment. Subject to and in accordance with the terms hereof, on the Closing Date, COM Canada shall pay, in immediately available funds by wire transfer to an account designated by Microcell, or by certified cheque payable to Microcell, the aggregate Subscription Price that is payable for the Standby Shares and the aggregate Subscription Price that is payable for the Basic Shares.

2.5	No Cash Compensation to COM Canada. COM Canada shall not be entitled to any cash compensation in connection with its obligations pursuant to this Agreement.

ARTICLE III

COVENANTS OF MICROCELL

3.1	Subject to and in accordance with the terms hereof, Microcell undertakes and agrees with and in favour of COM Canada that:

(a)	Preliminary Prospectus. It shall prepare and, on or about the date hereof, it shall file with the Securities Commissions, the Preliminary Prospectus (in the English and French languages, as appropriate) relating to the proposed distribution of the Securities.

(b)	Final Prospectus. As soon as possible after any comments from the Securities Commissions have been satisfied with respect to the Preliminary Prospectus, it shall file with the Securities Commissions, a Final Prospectus (in the English and French languages, as appropriate) relating to the proposed distribution of the Securities.

(c)	Qualification. As soon as possible after any comments from the Securities Commissions have been satisfied with respect to the Preliminary Prospectus, Microcell shall take all other steps and proceedings that may be necessary in order to (i) qualify the distribution of the Securities in each of the Qualifying Jurisdictions in which the Final Prospectus has been filed (it being understood that if the Final Prospectus does not qualify the distribution of the Basic Shares, the Warrants and/or the Warrant Shares, Microcell shall obtain, prior to the Closing Date, all consents that may be required pursuant to Securities Laws, so that, and to the extent necessary, the Basic Shares, the Warrants and/or the Warrant Shares can be distributed to COM Canada on the basis of applicable private placement exemptions under the Securities Laws), and (ii) distribute the Rights and the Class B Shares issuable upon the exercise of such Rights to Qualifying US Holders pursuant to the US Wrapper.

(d)	Registration Statement. Microcell will use its reasonable best efforts (i) to satisfy the applicable conditions in order to allow it to file the Registration Statement with the SEC as soon as practicable after May 1, 2004, (ii) to file the Registration Statement as soon as practicable after it satisfies such applicable conditions, and (iii) to have the SEC declare the Registration Statement effective as soon as possible after it has been filed.

(e)	Supplementary Material. If required by Securities Laws, it shall prepare any amendments to the Prospectus, the US Wrapper and/or the Registration Statement or any documentation supplemental thereto or any amending or supplemental documentation or any similar document required to be filed by it under the Securities Laws. It shall also promptly, and in any event within any applicable time limitation, comply with all applicable filing and other requirements under the Securities Laws as a result of any Material Adverse Change.

(f)	Consents and Approvals. It will use its reasonable best efforts to obtain all necessary consents, approvals or exemptions for the creation, offering and issuance of the Securities and the entering into and performance by it of this Agreement (including, for greater certainty, the issuance of the Rights and the Class B Shares issuable upon the exercise of such Rights, as well as the issuance to COM Canada of the Standby Shares, the Basic Shares, the Warrants and the Warrant Shares).

(g)	Cease Trade Order or Other Investigation. From the date hereof through the earlier of (i) the Closing Date and (ii) the termination of this Agreement, it will immediately notify COM Canada in writing of any written demand, request or inquiry (formal or informal) by any Securities Commission, the SEC, the TSX or other Governmental Entity that concerns any matter relating to the affairs of Microcell that may affect the Rights Offering, the transactions contemplated herein, or any other matter contemplated by this Agreement, or that relates to the issuance, or threatened issuance, by any such authority of any cease trading or similar order or ruling relating to any securities of Microcell. Any notice delivered to COM Canada as aforesaid shall contain reasonable details of the demand, request, inquiry, order or ruling in question.

(h)	TSX Listing. It shall take all action as may be required and appropriate so that on or prior to the Closing Date (i) the Securities (with the exception of the Warrants and the Warrant Shares) are listed on the TSX, and (ii) the Class B Shares that may be issuable upon the exercise of the Warrants are unconditionally reserved for issuance by the TSX; subject, in each case, to the filing of customary documents with the TSX.

(i)	Securities Laws. It shall take all action as may be necessary and appropriate so that the Rights Offering and the transactions contemplated in this Agreement will be effected in accordance with Securities Laws. It shall consult with COM Canada and its advisors upon their reasonable request regarding the manner in which the Rights Offering and the other transactions contemplated herein will comply with applicable Securities Laws, and it shall provide to COM Canada and its advisors copies of any documents that are to be submitted by it to any Securities Commission or other regulatory authority for such purpose prior to being so submitted and it shall give COM Canada and its advisors an opportunity to comment on same.

(j)	Obtaining of Reports. It will cause Computershare Trust Company of Canada to deliver to COM Canada, as soon as is practicable following the Expiry Time, details concerning the total number of Rights duly subscribed and paid for by holders of Rights under the Rights Offering, including those Rights subscribed and paid for pursuant to the Additional Subscription Privilege.

(k)	Redemption and Use of Proceeds. Concurrently with the filing of the Final Prospectus or as soon as possible thereafter, Microcell will send, in accordance with its articles of incorporation and by-laws, a notice of redemption pursuant to which it will exercise its right to redeem (such redemption being conditional on the Rights Offering and the purchase of the Standby Shares by COM Canada having been completed), that number of Preferred Shares having an aggregate redemption price of at least $100 million upon the terms and conditions, at the redemption price per Preferred Share, and at the date and time that will be set out within such notice of redemption (subject to the exercise by the holders thereof, of their right to convert prior to the date fixed for redemption, in lieu of such redemption, such Preferred Shares into, as the case may be, Class A Restricted Voting Shares or Class B Shares). All of the estimated net proceeds received by Microcell in connection with the Rights Offering and the sale and issuance by Microcell of Standby Shares and Basic Shares to COM Canada will be used to pay for the foregoing Preferred Share redemption price, and to the extent any proceeds remain thereafter, such proceeds shall be used by Microcell for its general corporate purposes.

(l)	Corporate Existence. In the event of a merger, consolidation or sale of all or substantially all of its assets, Microcell shall ensure that the surviving successor entity in such transaction assumes its obligations hereunder and under the Warrant Agreement.

(m)	Quarterly Meetings. For so long as COM Canada and its affiliates hold (including the Class B Shares underlying any unexercised Warrants which may still be exercisable in accordance with the terms of the Warrant Agreement), in the aggregate, at least 10% of the outstanding Class A Restricted Voting Shares and Class B Shares of Microcell on a fully diluted basis, Microcell will convene, at least quarterly, a meeting of Microcell’s senior management to meet with representatives of COM Canada’s senior management to discuss strategy and to update COM Canada on corporate developments. Such quarterly meetings shall be held twice a year in the State of

Washington and twice a year in the Province of Québec on dates and at places mutually agreed between Microcell and COM Canada. To the extent COM Canada or such representatives of COM Canada’s senior management obtain, are given access to, or otherwise become aware of an undisclosed material fact or undisclosed material change pertaining to Microcell and/or its affiliates, COM Canada and such representatives will comply with any trading restrictions, non-disclosure and/or confidentiality obligations that apply in the circumstances pursuant to Securities Laws. Microcell agrees to notify COM Canada in writing in advance if it expects to provide such information at any such quarterly meeting without disclosing the substance of that information and further agrees that it will not provide such information to COM Canada within thirty (30) days of any expiration date of a Warrant.

(n)	Conversion of Preferred Shares. Microcell shall use its reasonable best efforts to cause the conversion of Preferred Shares into, as the case may be, Class A Restricted Voting Shares or Class B Shares prior to the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MICROCELL

4.1	Microcell represents and warrants to COM Canada that:

(a)	Microcell has been duly incorporated and organized and is validly existing and in good standing under the Laws of Canada and has all requisite corporate power to conduct its business as currently conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which the material conduct of its business or its ownership or leasing of material property requires such qualification.

(b)	The authorized capital of Microcell consists of an unlimited number of Class A Restricted Voting Shares, Class B Shares, First Preferred Voting Shares, First Preferred Non-Voting Shares, Second Preferred Voting Shares and Second Preferred Non-Voting Shares of which there were, as at December 31, 2003, 30,038 Class A Restricted Voting Shares, 3,906,336 Class B Shares, 252,296 First Preferred Voting Shares, 11,415,204 First Preferred Non-Voting Shares, 14,782 Second Preferred Voting Shares, and 6,979,528 Second Preferred Non-Voting Shares issued and outstanding. In addition, as at December 31, 2003, an aggregate of 1,732,959 Class A Restricted Voting Shares and Class B Shares were reserved for issuance pursuant to Microcell’s stock option plan dated May 1, 2003 and an aggregate of 10,662,245 Class A Restricted Voting Shares and Class B Shares were reserved for issuance pursuant to outstanding warrants, and other than as contemplated hereby no other options and/or warrants have been granted. Except as described in this subsection (b) and other than COM Canada, no person, firm or corporation has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from Microcell, of any Shares or other securities of Microcell.

(c)	All issued and outstanding shares of Microcell have been duly authorized and validly issued, and are fully paid and non-assessable. When issued and delivered to the respective purchaser and paid for by the respective purchaser in accordance with the terms and conditions of the Rights Offering and/or the terms and conditions of this Agreement (which includes, for the purposes of this provision, the Warrant Agreement), the Securities will be validly issued, fully paid and non-assessable and will be free and clear of all liens, pledges, claims, encumbrances, security interests and other restrictions, except for restrictions on resale or transfer imposed by the Securities Commissions or the TSX. The issuance of the Securities will not be subject to any preemptive or similar rights (it being acknowledged by COM Canada that the number of Standby Shares, Basic Shares and Warrant Shares that it may be entitled to receive pursuant to this Agreement will depend on the number of Class B Shares issued to those Persons who have exercised Rights prior to the Expiry Time).

(d)	The execution, delivery and performance by Microcell of this Agreement and the Warrant Agreement:

(i)	has been duly authorized by all necessary corporate action on its part;

(ii)	does not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) violate its articles of incorporation or by-laws or result in a breach of, a violation of, or constitute a default under, or conflict with, any provision of any material indenture, mortgage, agreement, contract or other material instrument to which Microcell or any of its subsidiaries is a party or by which Microcell or any of its subsidiaries or any of their respective properties or assets is bound; and

(iii)	will not result in the violation of any applicable Law;

(iv)	excluding such breaches, violations or conflicts that would not, individually or globally, effect a Material Adverse Change or have a material adverse effect on the Rights Offering or on the other transactions contemplated hereunder.

(e)	This Agreement has been duly executed and delivered by Microcell and constitutes a legal, valid and binding obligation of Microcell, enforceable against it in accordance with its terms, subject only to (i) any limitation under applicable Laws relating to bankruptcy, insolvency, arrangements or other laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(f)	Microcell is a reporting issuer in good standing in all of the provinces of Canada, is a “foreign private issuer” as that term is defined in Rule 405 under the Securities Act, and is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Securities Act. Microcell is in compliance with its continuous disclosure obligations under the Securities Laws.

(g)	Each of the consolidated financial statements of Microcell (including in each case the notes thereto) contained in the Public Documents, including each Public Document filed after the date hereof until the Closing Date, (i) complies or, when filed, will comply as to form in all material respects with the Securities Laws, (b) has been or, when filed, will have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by applicable Securities Laws) and (c) fairly represents, or when filed will fairly present, in all material respects, the consolidated financial position of Microcell and its subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements may omit footnotes which are not required in unaudited financial statements, but do contain all adjustments, necessary for the fair presentation of Microcell’s consolidated financial position, results of operations and cash flows. As of the time they were filed, or as subsequently amended or superseded by a filing prior to the date of this Agreement, none of the Public Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(h)	No consent, approval, order or authorization of, or registration or declaration with any Governmental Entity or any third party is required by or with respect to Microcell or any of its affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions by Microcell contemplated hereby, other than the consents, approvals, authorizations or registrations that may be required by the Securities Laws of any Qualifying Jurisdictions.

(i)	At the time of its filing and as at the Closing Date, the Prospectus did and will comply with the requirements of the Securities Laws in the Qualifying Jurisdictions, and, at the time of filing the Registration Statement, it will comply with the requirements of the Securities Act; and at the time of its filing and as the Closing Date, the Prospectus did or will provide full, true and plain disclosure of all material facts (as such term is construed under the Securities Act (Quebec)) relating to Microcell and its subsidiaries taken as a whole and as concerns the Rights Offering and the transactions contemplated herein and did not or will not contain any Misrepresentation; provided that the foregoing shall not apply to any information or statements contained in the Prospectus relating to COM Canada which COM Canada has specifically approved in writing for inclusion in such Prospectus.

(j)	At the Closing Date, the distribution of the Securities by Microcell will comply with applicable Securities Laws.

(k)	There are no legal or governmental proceedings pending, or to Microcell’s knowledge, threatened to which Microcell or any of its subsidiaries is a party and which, if determined adversely, would have a material adverse effect on Microcell and its subsidiaries, on a consolidated basis, other than proceedings accurately described in all material respects in the Public Documents and proceedings that would not have a material adverse effect on Microcell and its subsidiaries, on a consolidated basis, or on the power or ability of Microcell to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(l)	Microcell and its subsidiaries own or possess, or can acquire on reasonable terms, sufficient legal rights to all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them, and neither Microcell nor any of its subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on Microcell and its subsidiaries, taken as a whole.

(m)	Microcell is not in violation of any of the rules and policies of the TSX, including the applicable listing requirements of the TSX, and its Shares are currently listed thereon.

(n)	Microcell has not taken and will not, in violation of applicable Law, take, any action designed to or that might reasonably be expected to, cause or result in the stabilization or manipulation of the price of its Shares in order to facilitate the sale of the Securities offered in the Rights Offering and pursuant to this Agreement.

(o)	There has been no Material Adverse Change since February 12, 2004.

(p)	The issuance of the Securities, individually or in the aggregate, (i) except pursuant to the applicable provisions of the two separate warrant indentures and the shareholder rights plan all of which are dated May 1, 2003 and were entered into by and between Microcell and Computershare Trust Company of Canada, will not constitute an anti-dilution event for any existing securityholders of Microcell, pursuant to which such securityholders would be entitled to additional securities or a reduction in the applicable conversion price or exercise price of any securities due to any issuance proposed to be conducted hereunder, and (ii) will not cause a “flip-in event” as that term is defined under the shareholders rights plan described above.

(q)	Microcell is not, and after giving effect to the transactions contemplated herein and the application of the proceeds received pursuant to such transaction, will not be, immediately following such transactions, required to register as an “Investment Company” as such term is defined in the United States Investment Company Act of 1940, as amended.

(r)	Microcell is not in default or breach of any contract, agreement, indenture or other instrument to which it is a party that is material to Microcell and which such default or breach would give rise to a material damage claim by a third party or a right by such third party to terminate such agreement and there exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach.

4.2	Survival. All representations and warranties of Microcell contained herein or contained in any document delivered pursuant to this Agreement or in connection with the Rights Offering herein contemplated, shall survive the completion of the purchase of Securities by COM Canada and shall continue in full force and effect notwithstanding any investigation, inquiry or other steps which may be taken by or on behalf of COM Canada.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF COM CANADA

5.1	Representations. COM Canada represents and warrants to Microcell that:

(a)	It is a limited liability company organized and existing under the Laws of the state of Washington and that it has the power to enter into and perform its obligations under this Agreement.

(b)	The execution, delivery and performance by COM Canada of this Agreement:

(i)	has been duly authorized by all necessary action on its part;

(ii)	does not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with, any of the terms or provisions of which it is a party or pursuant to which any of its assets or property may be affected; and

(iii)	will not result in the violation of any applicable Law.

(c)	This Agreement has been duly executed and delivered by COM Canada and constitutes a legal, valid and binding obligation of COM Canada, enforceable against it in accordance with its terms, subject only to (i) any limitation under applicable Laws relating to bankruptcy, insolvency, arrangement or other laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(d)	No consent, approval, order or authorization of, or registration or declaration with, any Governmental Entity is required by or with respect to COM Canada or any of its affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions by COM Canada contemplated hereby, other than consents, approvals, authorizations or registrations that may be required by any Securities Commissions.

(e)	COM Canada has, and on the Closing Date will have (regardless of the number of Rights that are exercised by the holders of Rights prior to the Expiry Time), together with the Intervenor, sufficient funds to make and complete the payment for all of the Standby Shares and all of the Basic Shares and the availability of such funds is not and will not be subject to the consent, approval or authorization of any other Person(s), and COM Canada acknowledges that it shall, in conjunction with Microcell, be required in accordance with Section 6.1 of National Instrument 45-101 — Rights Offerings, to deliver evidence of the foregoing to the Securities Commissions at or prior to the time of filing of the preliminary prospectus with the Securities Commissions.

(f)	COM Canada and the Intervenor are directly or indirectly controlled by Mr. Craig McCaw.

(g)	COM Canada acknowledges that the Basic Shares, the Warrants and the Warrant Shares (i) may, as of the Closing Date, be subject to a hold period and/or resale restriction, (ii) may bear restrictive legends evidencing such hold period and/or resale restriction, and (iii) COM Canada may be required to sign an undertaking in favour of the TSX regarding the foregoing. COM Canada acknowledges that, in order to effect the resale of any of the Securities, it may need to comply with the requirements of Securities Laws with respect to “control-block” distributions or any other restrictions imposed by the federal securities laws of the United States or any state securities or “blue sky” laws.

(h)	COM Canada is purchasing the Standby Shares, the Basic Shares, the Warrants and the Warrant Shares (i) as principal for its own account, (ii) for investment purposes only, and (iii) not with a view to the resale or distribution of all or any of the Standby Shares, the Basic Shares, the Warrants or the Warrant Shares.

(i)	COM Canada has not taken and will not, in violation of applicable Law, take, any action designed to or that might reasonably be expected to, cause or result in the stabilization or manipulation of the price of Microcell’s Shares in order to facilitate the sale of the Securities offered in the Rights Offering and pursuant to this Agreement.

(j)	As of the date of this Agreement, neither COM Canada nor any affiliate of COM Canada owns any Shares, warrants or other securities or rights to acquire any securities of Microcell.

(k)	As of the Closing Date, COM Canada will be a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

5.2	Survival. All representations and warranties of COM Canada contained herein or contained in any document delivered pursuant to this Agreement or in connection with the Rights Offering herein contemplated, shall survive the completion of the purchase of Securities by COM Canada and shall continue in full force and effect notwithstanding any investigation, inquiry or other steps which may be taken by or on behalf of Microcell.

ARTICLE VI

CLOSING

6.1	The closing of the purchase by COM Canada and sale by Microcell of the Standby Shares and Basic Shares to be purchased by COM Canada hereunder, the entering into of the Warrant Agreement between COM Canada and Microcell and the issuance of the Warrants thereunder, shall be completed at the offices of Stikeman Elliott LLP, 1155 René-Lévesque Boulevard West, 40th Floor, Montreal, Québec, H3B 3V2 at 4:30 p.m. (Montreal time) on the Closing Date or at such other time and/or on such other date and/or at such other place as Microcell and COM Canada may agree upon in writing. On such date, upon payment being made by COM Canada in accordance with Section 2.4 (i) definitive certificates representing the number of Class B Shares that is equal to the number of Standby Shares and the number of Basic Shares that are to be purchased by COM Canada hereunder shall be delivered to COM Canada by Microcell and such certificates shall be registered in the name of COM Canada or one or more designees of COM Canada, as applicable, and (ii) Microcell and COM Canada shall enter into the Warrant Agreement.

6.2	The obligation of COM Canada to complete the closing of the transactions set out in this Agreement is subject to the following conditions being satisfied in full:

(a)	Microcell will have made and/or obtained all necessary filings, approvals, orders, rulings and consents of all relevant securities regulatory authorities and other governmental and regulatory bodies required in connection with the Rights Offering, the issuance of the Warrants to COM Canada and the purchase of Standby Shares, Basic Shares and Warrant Shares by COM Canada, in each case, subject to, and as contemplated, by this Agreement;

(b)	the TSX having approved the listing of the Standby Shares and the Basic Shares, and the appropriate number of Class B Shares to be issued upon the exercise by COM Canada of the Warrants (assuming COM Canada shall exercise all such Warrants), subject to the filing of customary documents with the TSX;

(c)	Microcell shall have closed the bank re-financing transaction that it publicly announced on February 20, 2004, in order to, inter alia, allow for the use of proceeds from the transactions described herein as such use of proceeds are described herein at Section 3.1(k) and without regard to the mandatory repayment provisions applicable under Microcell’s current indebtedness;

(d)	COM Canada shall receive a certificate of Computershare Trust Company of Canada, as registrar and transfer agent for the Shares of Microcell, setting out the number of Shares outstanding as at a date not more than three (3) Business Days prior to the Closing Date;

(e)	COM Canada shall receive, with respect to such matters as it may reasonably request, a favourable legal opinion dated as of the Closing Date from Canadian counsel to Microcell as to matters of Canadian law (who may rely on the opinion of counsel acceptable to them as to matters governed by the laws of jurisdictions other than the Province of Québec or the laws of Canada applicable therein, and who may rely, to the extent appropriate in the circumstances, as to matters of fact, on certificates of officers of Microcell);

(f)	COM Canada shall receive, with respect to such matters as it may reasonably request, a favourable legal opinion dated as of the Closing Date from United States counsel to Microcell as to matters of U.S. law;

(g)	COM Canada shall receive a certificate addressed to it, dated the Closing Date, and signed by an officer of Microcell acceptable to COM Canada, certifying for and on behalf of Microcell, and without any personal liability of the officer, that (i) Microcell has complied with all covenants and satisfied all terms and conditions of the Agreement on its part to be complied with and satisfied at or prior to the Closing Date, (ii) since the date of this Agreement there has been no Material Adverse Change, (iii) the representations and warranties of Microcell contained in the Agreement are true and correct as of the Closing Date, and (iv) no order, ruling or determination having the effect of ceasing or suspending trading in any securities of Microcell has been issued and no proceedings for such purpose are pending or, to the knowledge of such officer, contemplated or threatened; and

(h)	Microcell shall receive a certificate addressed to it, dated the Closing Date, and signed by an officer of COM Canada acceptable to Microcell, certifying for and on behalf of COM Canada, and without any personal liability of the officer, that (i) it has complied with all covenants and satisfied all terms and conditions of the Agreement on its part to be complied with and satisfied at or prior to the Closing Date, and (ii) the representations and warranties of COM Canada contained in the Agreement are true and correct as of the Closing Date.

6.3	Microcell agrees that the conditions contained in Section 6.2 will be complied with so far as the same relates to acts to be performed or to be caused to be performed by Microcell and that it will use its reasonable best efforts to cause such conditions to be complied with.

ARTICLE VII

CONFIDENTIALITY AND PUBLIC ANNOUNCEMENT

7.1	Confidentiality. None of the parties hereto shall, without the prior consent of the other parties, disclose the terms of this Agreement, except that such disclosure may be made to any party’s officers, directors, partners, advisors and employees who require such information for the purpose of consummating the transactions contemplated by this Agreement or as may otherwise be required by Law or the rules of the TSX.

7.2	Public Announcement. The parties hereto will make a public announcement regarding this Agreement contemporaneously with (or that shall be included within) the public announcement to be made by Microcell regarding the Rights Offering.

ARTICLE VIII

TERMINATION

8.1	If Microcell, at any time, and in its sole discretion, decides not to proceed with the Rights Offering (including, without limitation, for any of the reasons set out in paragraph 8.2(a) through 8.2(e) hereof) it shall be entitled, by giving written notice to COM Canada, to terminate and cancel, without any liability on its part, its obligations under this Agreement.

8.2	COM Canada shall be entitled, by giving written notice to Microcell at any time prior to the Expiry Time, to terminate and cancel, without any liability on its part, its obligations under this Agreement, if:

(a)	any inquiry, investigation (whether formal or informal) or other proceeding is commenced by a Governmental Entity pursuant to applicable Laws in relation to Microcell or any of its subsidiaries, or in relation to any of the directors or officers of Microcell or any of its subsidiaries, any of which suspends or ceases trading in the Rights or Shares or operates to prevent or restrict the lawful distribution of the Securities;

(b)	if any order is issued by a Governmental Entity pursuant to applicable Laws, or if there is any change of Law, either of which suspends or ceases trading in the Rights or Shares or operates to prevent or restrict the lawful distribution of the Securities;

(c)	any Material Adverse Change occurs;

(d)	there should develop or occur or come into effect, any catastrophe of national or international consequence or, any Law or other occurrence of any nature whatsoever which, in the reasonable opinion of COM Canada, seriously adversely affects or involves, or will seriously adversely affect or involve, the financial markets in Canada or the United States, or which results in or will result in a Material Adverse Change; or

(e)	Microcell fails to obtain approval of the TSX for the listing of the Standby Shares and the Basic Shares and the appropriate number of Class B Shares to be issued upon the exercise by COM Canada of the Warrants (assuming COM Canada shall exercise all such Warrants), subject to the filing of customary documents with the TSX.

8.3	COM Canada shall be entitled, by giving written notice to Microcell, to terminate and cancel, without any liability on its part, its obligations under this Agreement due to the non-fulfillment by Microcell of all of the conditions set out in Section 6.2 hereof, if the Rights Offering is otherwise terminated or cancelled, or if the closing (as contemplated at Article VI hereof) has not occurred on or before June 4, 2004.

8.4	Notwithstanding any other provision hereof, should Microcell or COM Canada validly terminate this Agreement pursuant to, and in accordance with, this Article VIII, the obligations of both Microcell and COM Canada under this Agreement shall terminate and there shall be no further liability on the part of COM Canada to Microcell or on the part of Microcell to COM Canada hereunder (except for any liability of any party that exists at such time or that may arise thereafter pursuant to Article IX hereof).

ARTICLE IX

INDEMNIFICATION

9.1	Microcell covenants and agrees to protect, indemnify and hold harmless COM Canada for and on behalf of itself and for and on behalf of and in trust for each of its directors, officers, employees and agents from and against any and all losses, claims, damages, liabilities, costs or expenses caused or incurred:

(a)	by reason of or in any way arising, directly or indirectly, out of (i) any Misrepresentation or alleged Misrepresentation in the Prospectus, or (ii) any untrue statement of a material fact or omission of a material fact necessary to make the statements made, in the light of the circumstances under which they were made, not misleading in the Registration Statement or arising out of any failure by Microcell to fulfill any undertaking with the SEC included in the Registration Statement; and/or

(b)	by reason of or in any way arising, directly or indirectly, out of any order made or inquiry, investigation or proceeding commenced or threatened by any Securities Commission, the SEC, or other competent authority in Canada or the United States or before or by any Governmental Entity, based upon or relating to the Rights Offering or the other transactions contemplated in this Agreement including, without limitation, any actions taken or statements made by or on behalf of Microcell in connection with the Rights Offering or the other transactions contemplated in this Agreement or any statement or omission or alleged statement or omission in the Prospectus, the Registration Statement or any other document relating to the Rights Offering or the transactions contemplated in this Agreement; and/or

(c)	the non-compliance or alleged non-compliance by Microcell with any requirement of the Securities Laws or any other applicable Laws in connection with the Rights Offering or the other transactions contemplated in this Agreement, including Microcell’s non-compliance with any statutory requirement to make any document available for inspection; and/or

(d)	by reason of, or in any way arising, directly or indirectly, out of any breach or default of or under any representation, warranty, covenant or agreement of Microcell contained herein.

9.2	COM Canada covenants and agrees to protect, indemnify and hold harmless Microcell for and on behalf of itself and for and on behalf of and in trust for each of its directors, officers, employees and agents from and against any and all losses, claims, damages, liabilities, costs or expenses caused or incurred by reason of, or in any way arising, directly or indirectly, out of (i) any breach or default of or under any representation, warranty, covenant or agreement of COM Canada contained herein, or (ii) any information relating solely to COM Canada that COM Canada provided to Microcell in writing or that results primarily from any action taken by COM Canada which is contrary to applicable Laws.

9.3	The indemnification by Microcell contained in Section 9.1 will not apply in respect of any losses, claims, damages, liabilities, costs or expenses caused or incurred by reason of or arising out of any Misrepresentation, order, inquiry, investigation or other matter or thing referred to herein which is based upon or results from any information relating solely to COM Canada that COM Canada provided in Microcell in writing or that results primarily from any action taken by COM Canada which is contrary to applicable Laws.

9.4	In the event that any claim, action, suit or proceeding, including, without limitation, any inquiry or investigation (whether formal or informal), is brought or instituted against any of the persons or corporations in respect of which indemnification is or might reasonably be considered to be provided for herein, such person or corporation (an “Indemnified Party”) shall promptly notify the person from whom indemnification is being sought (being either Microcell under Section 9.1 or COM Canada under Section 9.2, as the case may be (the “Indemnifying Party”)) and the Indemnifying Party shall promptly retain counsel who shall be reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in such claim, action, suit or proceeding, and the Indemnifying Party shall pay all of the reasonable fees and disbursements of such counsel relating to such claim, action, suit or proceeding.

9.5	In any such claim, action, suit or proceeding, the Indemnified Party shall have the right to retain other counsel to act on his or its behalf, provided that the fees and disbursements of such other counsel shall be paid by the Indemnified Party unless:

(a)	the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such other counsel; or

(b)	the named parties to any such claim, action, suit or proceeding (including any added, third or impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (such as the availability of different defenses).

9.6	Subject to Section 9.5, it is understood and agreed that the Indemnifying Party shall not, in connection with any such claim, action, suit or proceeding in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate legal firm for all persons or corporations in respect of which indemnification is or might reasonably be considered to be provided for herein and such firm shall be designated in writing by the Indemnified Party (on behalf of itself and its directors, officers, employees and agents).

9.7	Notwithstanding anything herein contained, neither Microcell nor COM Canada shall agree to any settlement of any such claim, action, suit or proceeding unless the other has consented in writing thereto, and neither party shall be liable for any settlement of any such claim, action, suit or proceeding unless it has consented in writing thereto.

9.8	If the indemnification provided for in Article IX is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any losses, claims, damages or liabilities referred to herein, the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportionals is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the act or omission that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

9.9	The obligations of Microcell and COM Canada under this Article IX shall survive completion of any offerings described herein and the termination of this Agreement. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

9.10	To the extent any indemnification by an Indemnifying Party is prohibited or limited by law, the Indemnifying Party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under this Article IX to the fullest extent permitted by law; provided, however, that no person guilty of fraudulent misrepresentation shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE X

NOTICE

10.1	Notice. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be personally delivered or sent by facsimile transmission as set forth below, or to such other address, facsimile number or person as may be designated by notice.

(a) In the case of Microcell: Microcell Telecommunications Inc. 800 de La Gauchetière St. West Suite 400 Montreal, QC H5A 1K3 Attention: Me Jocelyn Côté Fax: (514) 846-6928	With a copy to: Stikeman Elliott LLP 1155 René-Lévesque Blvd. West Suite 4000 Montreal, QC H3B 3V2 Attention: Me Sidney Horn Me Marc B. Barbeau Fax: (514) 397-3222

(b) In the case of COM Canada or the Intervenor: COM Canada, LLC 2300 Carillon Point Kirkland, Washington 98033 Attention: Mr. Brian Marcinek Fax: (425) 828-8061	With a copy to: Davis Wright Tremaine LLP 2600 Century Square 1501 Fourth Avenue Seattle, Washington 98101 Attention: Mr. Benjamin Wolff Fax: (206) 628-7699

10.2	Receipt of Notice. Notice shall be deemed to be given on the day of actual delivery or the day of facsimile transmission, as the case may be, or if not a business day, on the next business day.

ARTICLE XI

MISCELLANEOUS

11.1	Expenses. Whether or not the transactions contemplated under this Agreement are completed and whether or not this Agreement is otherwise terminated, the parties shall pay their respective fees and expenses relating to the transactions contemplated herein.

11.2	Further Assurances. The parties hereto agree to do all such things and take all such actions as may be necessary or desirable to give full force and effect to the matters contemplated by this Agreement.

11.3	Assignment. This Agreement may not be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other parties hereto, provided, however, that the rights and obligations of COM Canada to purchase Standby Shares and Basic Shares hereunder may be assigned in whole or in part to one or more affiliates designated in writing by COM Canada, which assignment shall not release COM Canada from its obligations hereunder.

11.4	Enurement. This Agreement shall enure to the benefit of and be binding upon the parties hereto and there respective successors and permitted assigns.

11.5	Waiver. Failure by any party hereto to insist in any one or more instances upon the strict performance of any one of the covenants or rights contained herein shall not be construed as a waiver or relinquishment of such covenant. No waiver by either party hereto of any such covenant or right shall be deemed to have been made unless expressed in writing and signed by the waiving party.

11.6	Amendments. No term or provision hereof may be amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of the amendment, discharge or termination is sought.

11.7	Counterparts and Facsimile. This Agreement may be executed in several counterparts and by facsimile, each of which when so executed shall be deemed to be an original and such counterparts and facsimiles together shall constitute one and the same instrument and notwithstanding their date of execution they shall be deemed to be dated as of the date hereof. This Agreement shall be deemed to have been entered into and to have become effective at the location at which COM Canada shall have signed an original, counterpart or facsimile version thereof, without regard to the place at which Microcell shall have signed same.

11.8	Time. Time shall be of the essence of this Agreement.

11.9	Entire Agreement. This Agreement together with the Warrant Agreement and any other agreements and other documents referred to herein and delivered in connection herewith, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect to the subject matter hereof.

11.10	Language. The parties hereby confirm their express wish that this document and all documents and agreements directly or indirectly related thereto be drawn up in English. Les parties aux présentes reconnaissent qu’à leur demande le présent document ainsi que tous les documents et conventions qui s’y rattachent directement ou indirectement sont rédigés en langue anglaise.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered by their authorized officers as of the date first written above.

MICROCELL TELECOMMUNICATIONS INC.

By:	(signed) Jocelyn Côté

Name: Jocelyn Côté
Title: Vice-President, Legal Affairs and Assistant Secretary

COM CANADA, LLC

By:	(signed) Craig O. McCaw

Name: Craig O. McCaw
Title: CEO and President

INTERVENTION

For valuable consideration, the receipt and adequacy of which is hereby acknowledged, Eagle River Investments, LLC hereby unconditionally and irrevocably guarantees to and in favour of Microcell the timely performance and fulfillment by COM Canada, LLC of its obligations and covenants under this Agreement and the Warrant Agreement. Eagle River Investments, LLC hereby acknowledges and agrees that its obligations under this guarantee are joint and several with COM Canada, LLC.

Eagle River Investments, LLC acknowledges that Microcell is relying on this guarantee in connection with the Rights Offering and its entering into of this Agreement and the Warrant Agreement and that Microcell would not have proceeded with the foregoing without such guarantee.

DATED as of this 26th day of February, 2004.

EAGLE RIVER INVESTMENTS, LLC

By:	(signed) Craig O. McCaw

Name: Craig O. McCaw
Title: Chairman and President

SCHEDULE A

FORM OF WARRANT AGREEMENT

THIS WARRANT AGREEMENT (the “Agreement”) has been entered into as of the        th day of                     , 2004, by and among Microcell Telecommunications Inc. (“Microcell”), a corporation existing under the laws of Canada, and COM Canada, LLC, a Washington limited liability company (“COM Canada”);

WHEREAS on or about the        th day of                     , 2004, Microcell filed a prospectus in Canada, whereby it offered to the holders of record of its shares on the record date, rights to subscribe for Class B Non-Voting Shares (the “Class B Shares”) in its share capital, the whole as further set out in the prospectus (the “Rights Offering”);

WHEREAS, in connection with the Rights Offering, as of the 26th day of February, 2004, Microcell and COM Canada entered into a standby purchase agreement (the “Standby Agreement”) whereby, inter alia, COM Canada agreed to purchase all of the Class B Shares that were offered but not otherwise purchased pursuant to the Rights Offering as well as the Basic Shares (as such term is defined in the Standby Agreement) which Microcell agreed to issue to COM Canada;

WHEREAS, in accordance with the terms and conditions set out in the Standby Agreement, Microcell had also agreed to issue COM Canada warrants to acquire Class B Shares;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed as set forth below.

ARTICLE I

ISSUANCE OF WARRANTS

1.1	Microcell hereby issues to COM Canada which hereby accepts, subject to the terms and conditions hereinafter set forth, warrants, each such warrant entitling COM Canada to purchase one Class B Share at an exercise price of $22.00 per Class B Share (the “Exercise Price”), all subject to adjustment as provided in Article IV hereof.

ARTICLE II

WARRANT TERM

2.1	The warrants issued hereunder shall be exercisable as follows:

(a)	from April 30, 2005 until 4:30 p.m. (Montreal time) on October 31, 2005 (the “1st Vesting Period”), warrants may be exercised by COM Canada;

(b)	from April 30, 2005 until 4:30 p.m. (Montreal time) on October 31, 2006 (the “2nd Vesting Period”), warrants may be exercised by COM Canada; and

(c)	from December 31, 2005 until 4:30 p.m. (Montreal time) on April 30, 2008 (the “3rd Vesting Period”), warrants may be exercised by COM Canada.

(the 1st Vesting Period, the 2nd Vesting Period and the 3rd Vesting Period being hereinafter collectively referred to as the “Vesting Period”).

2.2	During the applicable Vesting Period, COM Canada may, from time to time in minimum installments of at least 250,000 warrants per installment, exercise up to the aggregate number of warrants that have vested during such Vesting Period by giving notice in writing to Microcell in accordance with Section 3.1 hereof.

2.3	Notwithstanding any other provision of this Agreement (but in addition to the provisions hereof at Article IV dealing with Fundamental Transactions), in the event (i) a Fundamental Transaction occurs, or in the event an offer to purchase the Class B Shares or any part thereof shall be made to all holders of Class B Shares, or if a transaction or series of transactions occur in which a person or group of persons (acting jointly or otherwise in concert), and in either case other than COM Canada, acquires beneficial ownership of more than 50% of the aggregate voting power and more than 30% of the issued and outstanding equity securities of Microcell, and (ii) COM Canada does not consent in writing to such transaction, Microcell shall provide prompt written notice thereof to COM Canada and COM Canada shall have the right to immediately exercise all vested and unvested warrants (which, for greater certainty, shall not include any warrants that had already lapsed pursuant to Section 2.4 or otherwise of this Agreement) by giving written notice thereof to Microcell; provided however that (A) any such notice of exercise shall only become effective in the event that such transaction is then consummated, and (B) in the event that such transaction is not consummated, then such notice shall be deemed never to have been given and the warrants shall continue in effect, unamended hereby.

2.4	At the expiry of each Vesting Period, the warrants that had vested during such Vesting Period but that had not been exercised by COM Canada shall lapse, have no value and shall no longer be exercisable.

ARTICLE III

EXERCISE OF WARRANTS

3.1	The warrants issued under this Agreement shall be exercisable (from time to time and in accordance with the limits set out at Section 2.1 above) by COM Canada giving written notice to Microcell, which notice shall specify the number of warrants that are being exercised for the corresponding number of Class B Shares (the “Acquired Shares”).

3.2	Within 5 days of receipt of COM Canada’s written notice of exercise, Microcell shall, at its option, either:

(a)	provide written notice to COM Canada that it will deliver a share certificate to, and registered in the name of, COM Canada, representing, in the aggregate, the number of Acquired Shares (it being understood that the time and location of such delivery will be determined by Microcell and COM Canada in good faith, and that simultaneous with the delivery of such share certificate, COM Canada shall be obligated to pay (by cash or certified cheque) the aggregate Exercise Price for the Acquired Shares to Microcell); or

(b)	pay to COM Canada (by cash, wire transfer or certified cheque) an amount equal to the remainder of (A) the aggregate Fair Market Value of the Acquired Shares, less (B) the aggregate Exercise Price of the Acquired Shares; or

(c)	deliver to COM Canada a share certificate registered in the name of COM Canada, representing the number of Class B Shares that have a Fair Market Value equal to the remainder of (A) the aggregate Fair Market Value of the Acquired Shares, less (B) the aggregate Exercise Price of the Acquired Shares (it being understood that, for the purposes of the foregoing, Microcell shall not be required to issue fractional shares to COM Canada and instead may pay any balance owed to COM Canada in cash).

provided that should COM Canada exercise that portion of the warrants that are exercisable by it during the 3rd Vesting Period, COM Canada may in the notice delivered to Microcell pursuant to Section 3.1 hereof, instruct Microcell that the exercise of such portion of the warrants shall be satisfied by COM Canada receiving from Microcell, at Microcell’s option, only the consideration that is set forth in Section 3.2(b) or 3.2(c).

For the purposes of the foregoing, “Fair Market Value” shall mean the simple average of the closing price of the Class B Shares on the Toronto Stock Exchange, such simple average to be calculated on the basis of the closing price of the Class B Shares on the Toronto Stock Exchange on each of the trading days on which there was such a closing price during the ten (10) day period ending on the day that precedes the day on which COM Canada gives written notice of its exercise to Microcell.

3.3	COM Canada acknowledges that Microcell’s election pursuant to Section 3.2 shall be made by Microcell in its sole discretion, and that the fulfillment by Microcell of its obligations in accordance with such election, will constitute full and satisfactory consideration to COM Canada for the number of Acquired Shares in respect of which COM Canada has exercised its warrants.

3.4	COM Canada acknowledges that the Class B Shares, if any, issued to it by Microcell pursuant to this Agreement may be subject to resale restrictions or a hold period under applicable securities laws and that it is the sole responsibility of COM Canada to ensure that the resale, if any, of such shares is completed in accordance with the requirements of applicable securities laws. Each share certificate issued to COM Canada under this Agreement may include a restrictive legend evidencing such resale restriction and/or hold period that is, in the reasonable opinion of counsel, required under applicable law.

ARTICLE IV

ADJUSTMENTS

4.1	The number of warrants issued to COM Canada hereunder will be adjusted from time to time in the events and in the manner provided in, and in accordance with the provisions of this Article IV, and for such purposes and as used in this Article IV, (A) “Adjustment Period” means the period commencing immediately after ● , 2004 and ending at 4:30 p.m. (Montreal time) on April 30, 2008 (or such earlier time as (i) this Agreement has been terminated, or (ii) all of the warrants issued hereunder have been exercised by COM Canada, or (iii) all of the warrants issued hereunder have lapsed, been cancelled or have otherwise been rendered null (the “Expiry Time”), and (B) “Share Number” means the number of Class B Shares that are issuable upon the exercise of a warrant, which number, subject to adjustment pursuant to this Article IV, will be one Class B Share per warrant.

4.2	The Share Number in effect at any date will be subject to adjustment from time to time as follows:

(a)	If and whenever at any time during the Adjustment Period, Microcell shall:

(i)	subdivide or redivide the outstanding Class B Shares into a greater number of Class B Shares; or

(ii)	consolidate, combine or reduce the outstanding Class B Shares into a lesser number of Class B Shares; or

(iii)	issue Class B Shares to all or substantially all of the holders of Class B Shares by way of a stock dividend or other distribution,

then, in each such event, the Share Number will, on the effective date of or the record date for such event, be adjusted by multiplying the Share Number in effect immediately prior to such date by a fraction.

(iv)	the numerator of which shall be the total number of Class B Shares outstanding on such date after giving effect to such event; and

(v)	the denominator of which shall be the total number of Class B Shares outstanding on such date before giving effect to such event.

Such adjustment will be made successively whenever any such event shall occur. Any such issue of Class B Shares by way of a stock dividend or other distribution shall be deemed to have been made on the record date for such stock dividend or other distribution for the purpose of calculating the number of outstanding Class B Shares under paragraph 4.2(b) and paragraph 4.2(c).

(b)	If and whenever, at any time during the Adjustment Period, Microcell shall fix a record date for the issuance of rights, options or warrants to all or substantially all of the holders of Class B Shares entitling the holders thereof, within a period expiring not more than 50 days after the record date for such issue, to subscribe for or purchase Class B Shares (or securities convertible into or exchangeable for Class B Shares) (the “Short Term Warrants”) and such Short Term Warrants are exercisable at a price per share (or have a conversion or exchange price per share) less than 95% of the “Current Market Price” (and for the purposes hereof, “Current Market Price” shall mean the closing trading prices per share of Class B Shares on any particular date (and if such date is not a business day, the last business day before such date)) on the earlier of such record date and the date on which Microcell announces its intention to make such issuance, then, in each such case, the Share Number will be adjusted immediately after such record date by multiplying the Share Number in effect on such record date by a fraction:

(i)	the numerator of which shall be the total number of Class B Shares outstanding on such record date plus the total number of additional Class B Shares so offered for subscription or purchase (or into or for which the convertible or exchangeable securities so offered are convertible or exchangeable); and

(ii)	the denominator of which shall be the aggregate of (A) the number of Class B Shares outstanding on such record date and (B) a number determined by dividing the aggregate subscription or purchase price of the total number of additional Class B Shares so offered for subscription or purchase (or the aggregate conversion or exchange price of the convertible or exchangeable securities so offered) by the Current Market Price as of the applicable record date.

Any Class B Shares owned by or held for the account of Microcell or any of its subsidiaries shall be deemed not to be outstanding for the purpose of any such computation. Such adjustments will be made successively whenever such a record date is fixed. To the extent that any such rights, options or warrants are not so issued or any such rights, options or warrants are not exercised prior to the expiration thereof, the Share Number will then be readjusted to the Share Number which would then be in effect if such record date had not been fixed or to the Share Number which would then be in effect based upon the number of Class B Shares (or securities convertible into or exchangeable for Class B Shares) actually issued upon the exercise of such rights, options or warrants, as the case may be.

(c)	If and whenever at any time during the Adjustment Period, Microcell shall fix a record date for the making of a distribution to all or substantially all of the holders of Class B Shares of:

(i)	shares of any class other than Class B Shares, whether of Microcell or any other corporation;

(ii)	rights, options or warrants other than Short Term Warrants;

(iii)	evidence of indebtedness; or

(iv)	cash, securities or other property or assets;

then, in each such case, the Share Number will be adjusted immediately after such record date by multiplying the Share Number in effect on such record date by a fraction:

(v)	the numerator of which shall be the total number of Class B Shares outstanding on such record date multiplied by the Current Market Price on such record date; and

(vi)	the denominator of which shall be (A) the product of the number of Class B Shares outstanding on such record date and the Current Market Price on the earlier of such record date and the date on which Microcell announces its intention to make such distribution reduced by (B) the aggregate fair market value (as determined by the directors in good faith and acting reasonably at the time such distribution is authorized) of such shares or rights, options or warrants or evidences of indebtedness or cash, securities or other property or assets to be so distributed.

Any Class B Shares owned by or held for the account of Microcell or any of its subsidiaries shall be deemed not to be outstanding for the purpose of any such computation. Such adjustments will be made successively whenever such a record date is fixed. To the extent that such distribution is not so made or to the extent that any such rights, options or warrants so distributed are not exercised prior to the expiration thereof, the Share Number will then be readjusted to the Share Number which would then be in effect if such record date had not been fixed or to the Share Number which would then be in effect based upon such shares or rights, options or warrants or evidences of indebtedness or cash, securities or other property or assets actually distributed or based upon the number or amount of securities or the property or assets actually issued or distributed upon the exercise of such rights, options or warrants, as the case may be.

(d)	In the absence of a resolution of the directors of Microcell fixing a record date for any event referred to in this Article IV, Microcell shall be deemed to have fixed as the record date therefore the earlier of the date on which holders of record of Class B Shares are determined for the purpose of participating in such event and the date on which such event becomes effective.

(e)	If whenever at any time after the Effective Date and ending at the Expiry Time, any of the events referred to in Section 4.2(a), (b) or (c) occurs and if such event results in an adjustment to the Share Number, the Exercise Price shall be adjusted contemporaneously with each such adjustment of the Share Number (including, for greater certainty, any readjustment of the Share Number if and to the extent that a distribution or issuance of securities or exercise of rights, warrants or options pursuant to Section 4.2(b) or (c) is not completed) by multiplying the Exercise Price in effect immediately prior to the occurrence of such event by a fraction:

(i)	the numerator of which shall be the number of Class B Shares outstanding immediately before giving effect to such event; and

(ii)	the denominator of which shall be the number of Class B Shares outstanding immediately after giving effect to such event;

provided that, in addition, in any such event contemplated by Section 4.2(c) not involving the issuance of Class B Shares, the Exercise Price shall be divided by the fraction contemplated in subparagraphs (v) and (vi) therein, it being understood that adjustments in the Share Number and in the Exercicse Price in any such event should not result in any duplication in their effects nor in the increase of the Exercise Price in effect immediately prior to the relevant record date.

4.3

(a)	If and whenever at any time during the Adjustment Period, there is (i) any reclassification of the Class B Shares at any time outstanding or any change of the Class B Shares into other shares, securities or property of Microcell, or any other capital reorganization of Microcell of similar effect (other than as described in Section 4.2), (ii) any amalgamation, arrangement, merger or other form of business combination of Microcell with or into any other corporation resulting in any reclassification of the outstanding Class B Shares or change of the Class B Shares into other shares, securities or property of Microcell or such other corporation, or (iii) any sale, lease, exchange or transfer of all or substantially all of the undertaking or assets of Microcell and/ or the subsidiaries of Microcell to another corporation or entity not wholly-owned by Microcell (each of the transactions contemplated in (i), (ii) and (iii), hereinafter, a “Fundamental Transaction”), then, in each such event, COM Canada will be entitled to receive, and shall accept, in lieu of the number of Class B Shares to which COM Canada was theretofore entitled upon the exercise of warrants, the kind and number or amount of shares or other securities or property which COM Canada would have been entitled to receive as a result of the Fundamental Transaction if, on the effective date thereof, COM Canada had been the registered holder of the number of Class B Shares to which COM Canada was theretofore entitled upon such exercise.

(b)	If and whenever at any time during the Adjustment Period, there is a Fundamental Transaction which provides for holders of the outstanding Class B Shares to receive consideration solely in the form of cash, COM Canada shall be deemed (i) where such cash consideration is, on a per Class B Share basis, in an amount greater than the Exercise Price, to exercise its warrants in full (but solely to the extent such warrants had not been previously exercised and to the extent that such warrants then remained vestable and exercisable) and COM Canada shall be entitled to receive, upon such deemed exercise, the cash consideration it would have been entitled to receive had such exercise of the warrants taken place immediately prior to such Fundamental Transaction, less the Exercise Price thereof or (ii) where the cash consideration is, on a per Class B Share basis, equal to or less than the Exercise Price, to surrender its warrants, without payment of any consideration. Following such deemed exercise, all warrants shall be cancelled and shall be of no further value or effect.

If necessary as a result of any Fundamental Transaction, appropriate adjustments will be made in the application of the provisions set forth in this Article IV with respect to the rights and interests thereafter of COM Canada to the end that the provisions set forth in this Article IV will thereafter correspondingly be made applicable as nearly as may reasonably be in relation to any shares or other securities or property thereafter deliverable upon the exercise of the warrants. Any such adjustments will be made by and set forth in an agreement supplemental hereto approved by Microcell and by COM Canada (both parties acting reasonably) and shall for all purposes be conclusively deemed to be an appropriate adjustment.

4.4	In any case in which this Article IV shall require that an adjustment shall become effective immediately after a record date for or an effective date of an event referred to herein, Microcell may defer, until the occurrence and consummation of such event, issuing to COM Canada the additional Class B Shares or other shares, securities or property issuable upon such exercise by reason of the adjustment required by such event, provided, however, that Microcell will deliver to COM Canada an appropriate instrument evidencing COM Canada’s right to receive such additional Class B Shares or other shares, securities or property upon the occurrence and consummation of such event and the right to receive any dividend or other distribution in respect of such additional Class B Shares or other shares, securities or property declared in favour of the holders of record of Class B Shares or of such other shares, securities or property on or after the date of the exercise of the warrants or such later date as such holder would, but for the provisions of this subsection, have become the holder of record of such additional Class B Shares or of such other shares, securities or property pursuant hereto.

4.5	The adjustments provided for in this Article IV are cumulative, shall, in the case of any adjustment to the Share Number, be computed to the nearest one one-hundredth of a Class B Share and will apply (without duplication) to successive subdivisions, consolidations, distributions, issuances or other events resulting in any adjustment under the provisions of this Article IV, provided that, notwithstanding any other provision of this Article IV, no adjustment of the Share Number will be required (i) unless such adjustment would require an increase or decrease of at least 1% in the Share Number then in effect (provided, however, that any adjustment which by reason of this subsection is not required to be made will be carried forward and taken into account in any subsequent adjustment), (ii) if, in respect of any event described in this Section (other than the events referred to in Section 4.2(a)(i), Section 4.2(a)(ii) and Section 4.3), COM Canada is entitled to participate in such event, or is entitled to participate within 45 days in a comparable event, on the same terms, mutatis mutandis as if the warrants had been exercised prior to or on the effective date of or record date for such event, (iii) in respect of any Class B Shares issuable or issued pursuant to any stock option or stock purchase plan in force from time to time for directors, officers or employees of Microcell or of any of its subsidiaries or pursuant to the outstanding warrants of Microcell (which, for greater certainty, shall not include the warrants issued to COM Canada hereunder), (iv) in respect of any Class B Shares issued on the exercise of any other stock options issued by Microcell and outstanding on the date hereof, or (v) in respect of Class B Shares issued on the conversion into Class B Shares of preferred shares in the capital of Microcell outstanding on the date hereof.

4.6	In the event of any question arising with respect to the adjustments provided for in this Article IV, such questions shall be conclusively determined by Microcell’s external auditors or, at COM Canada’s request, by such firm of chartered accountants as is appointed by Microcell and is reasonably acceptable to COM Canada. Such accountants shall have access to all necessary records of Microcell and such determination shall be binding upon Microcell and COM Canada. If any such determination is made, Microcell shall forthwith deliver a certificate to COM Canada describing such determination.

4.7	If and whenever at any time during the Adjustment Period, Microcell shall take any action affecting or relating to the Class B Shares, other than any action described in this Article IV, which in the opinion of the board of directors of Microcell, acting reasonably, would prejudicially affect the rights of COM Canada, the Share Number and Exercise Price will be adjusted by the board of directors of Microcell in such manner, if any, and at such time, as the board of directors of Microcell may determine to be equitable in the circumstances.

4.8	As a condition precedent to the taking of any action which would require an adjustment pursuant to the foregoing provisions of this Article IV, Microcell will take any action which may, in the opinion of counsel to Microcell, be necessary in order that Microcell, or any successor to Microcell or successor to the undertaking or assets of Microcell, will be obligated to and may validly and legally issue all of the Class B Shares or other shares, securities or property which COM Canada would be entitled to receive on the exercise of its warrants in accordance with the provisions hereof.

4.9	As soon as possible after the effective date of or record date for any event referred to in this Article IV that requires or might require an adjustment in any of the rights under the warrants issued to COM Canada hereunder, Microcell will give notice to COM Canada of the particulars of such event and, to the extent determinable, any adjustment required. Such notice need only set forth such particulars as have been determined at the date such notice is given. If any adjustment for which such notice is given is not then determinable, promptly after such adjustment is determinable Microcell will file with COM Canada a certificate of Microcell showing the computation of such adjustment.

4.10	After any adjustment pursuant to this Article IV, the term “Class B Shares” where used in this Agreement shall be interpreted to mean securities of any class or classes which, as a result of such adjustment and all prior adjustments pursuant to this Article IV, COM Canada is entitled to receive upon the exercise of its warrants, and the number of Class B Shares indicated in any exercise made pursuant to the warrants, shall be interpreted to mean the number of securities and other property and assets which, as a result of such adjustment and all prior adjustments pursuant to this Article IV, COM Canada is entitled to receive upon the exercise of the warrants.

ARTICLE V

ASSIGNMENT AND ENCUMBRANCE

5.1	Unless otherwise agreed to in writing by Microcell, the warrants issued hereunder are personal to COM Canada and shall not be assignable or transferable by COM Canada, whether voluntarily or by operation of law, and whether directly or indirectly (including, for greater certainty, and without limitation, by way of a monetization or similar transaction). Notwithstanding the foregoing, COM Canada may, in a transfer that is made pursuant to an exemption from the registration requirements of, or in a transaction that is not subject to the Securities Act and any state securities or “blue sky” laws, assign or transfer the warrants to an affiliate (as the term affiliate is defined at Section 9 of the Securities Act (Québec)), provided that COM Canada shall give five (5) days prior written notice of the assignment or transfer to Microcell and such written notice shall contain a representation from COM Canada that the transferee or assignee is an affiliate of COM Canada (as the term affiliate is defined at Section 9 of the Securities Act (Québec)), and provided that such affiliate remains an affiliate at all times, failing which the warrants shall lapse, have no value and shall no longer be exercisable, unless such warrants are promptly transferred back to COM Canada.

5.2	The warrants issued hereunder shall not be pledged, hypothecated, charged or otherwise encumbered by COM Canada. Notwithstanding the foregoing, the warrants may be pledged by COM Canada in order to guarantee its obligations under a loan, credit or other bona fide financing agreement that has been entered into with a recognized financial institution, provided that such financial institution (and/or any of its affiliates) is not and is not an affiliate of a telecommunications company operating in Canada or the United States.

5.3	Notwithstanding Section 5.1 and Section 5.2 above beginning on December 31, 2005, that portion of the warrants that may be exercised by COM Canada during the 2nd Vesting Period and the 3rd Vesting Period (as well as such portion of the underlying Class B Shares) shall be assignable, transferable, pledgeable, hypothecable and/or chargeable by COM Canada, so long as at least 250,000 of such warrants (as well as such portion of the underlying Class B Shares) are so assigned, transferred, pledged, hypothecated or charged to or in favour of the same third party and so long as such third party signs an undertaking satisfactory to Microcell (acting reasonably) that such third party is bound by and will respect the terms of this Agreement in respect of the warrants acquired by it and that any such assignment, transfer, pledge, hypothec or charge is made pursuant to an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act and any state securities or “blue sky” laws.

ARTICLE VI

NOTICE

6.1	Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be personally delivered or sent by facsimile transmission as set forth below, or to such other address, facsimile number or person as may be designated by notice.

(a) In the case of Microcell: Microcell Telecommunications Inc. 800 de La Gauchetière St. West Suite 400 Montreal, QC H5A 1K3 Att: Chief Financial Officer Fax: (514) 846-6959
(b) In the case of COM Canada: COM Canada, LLC 2300 Carillon Point Kirkland, Washington 98033 Att: Mr. Brian Marcinek Fax: (425) 828-8061

6.2	Notice shall be deemed to be given on the day of actual delivery or the day of facsimile transmission, as the case may be, or if not a business day, on the next business day.

ARTICLE VII

MISCELLANEOUS

7.1	The division of this Agreement into articles, sections, paragraphs and clauses and the provision of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular article, section, paragraph, clause or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to articles, sections, paragraphs or clauses are to articles, sections, paragraphs or clauses of this Agreement.

7.2	Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, trusts, corporations, governments and governmental authorities and vice versa.

7.3	Unless otherwise specifically stated, all references to dollars and cents in this Agreement are to the lawful currency of Canada.

7.4	This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein. Microcell and COM Canada hereby unconditionally and irrevocably submit to the non-exclusive jurisdiction of the courts of the Province of Québec in respect of all matters arising out of this Agreement.

7.5	If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect. The parties hereto agree to negotiate in good faith a substitute provision which shall be as close as possible to the intention of any invalid or unenforceable provision as may be valid or enforceable. The invalidity or unenforceability of any provision in any particular jurisdiction shall not affect its validity or enforceability in any other jurisdiction where it is valid or enforceable.

7.6	Each party hereto agrees to do all such things and take all such actions as may be necessary or desirable to give full force and effect to the matters contemplated by this Agreement.

7.7	This Agreement shall enure to the benefit of and be binding upon the parties hereto and there respective successors and permitted assigns.

7.8	Failure by any party hereto to insist in any one or more instances upon the strict performance of any one of the covenants or rights contained herein shall not be construed as a waiver or relinquishment of such covenant. No waiver by either party hereto of any such covenant or right shall be deemed to have been made unless expressed in writing and signed by the waiving party.

7.9	No term or provision hereof may be amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of the amendment, discharge or termination is sought.

7.10	This Agreement may be executed in several counterparts and by facsimile, each of which when so executed shall be deemed to be an original and such counterparts and facsimiles together shall constitute one and the same instrument and notwithstanding their date of execution they shall be deemed to be dated as of the date hereof. This Agreement shall be deemed to have been entered into and to have become effective at the location at which COM Canada shall have signed an original, counterpart or facsimile version thereof, without regard to the place at which Microcell shall have signed same.

7.11	Time shall be of the essence of this Agreement.

7.12	This Agreement, together with any other agreements and other documents referred to herein and delivered in connection herewith, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect to the subject matter hereof.

7.13	The parties hereby confirm their express wish that this document and all documents and agreements directly or indirectly related thereto be drawn up in English. Les parties aux présentes reconnaissent qu’à leur demande le présent document ainsi que tous les documents et conventions qui s’y rattachent directement ou indirectement sont rédigés en langue anglaise.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered by their authorized officers as of the date first written above.

MICROCELL TELECOMMUNICATIONS INC.

By:

Name:
Title:

COM CANADA, LLC

By:

Name:
Title:

CONSENT OF INDEPENDENT AUDITORS

      We consent to the reference to our firm under the captions “Summary Financial Information And Operating Data”, “Selected Financial Data” and “Experts” and to the use of our report dated February 11, 2004 (except as to Note 20 which is as of February 27, 2004) in Amendment No. 1 to the Registration Statement [Form F-1 No. 333-110843] and related prospectus of Microcell Telecommunications Inc. for the offering of Class A restricted voting shares and Class B non-voting shares to exercising holders of the 2005 Warrants and 2008 Warrants.

Montreal, Canada,	Chartered Accountants
March 3, 2004.